EXHIBIT 99.1

EPIX Contact Information

Amy Seltzer Hedison

Investor Relations (617) 250-6012

FOR IMMEDIATE RELEASE

CLASS ACTION SUIT AGAINST EPIX PHARMACEUTICALS DISMISSED

Cambridge, MA, February 1, 2006 - EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced that Judge Patti Saris of the United States District Court for the District of Massachusetts granted the Company’s Motion to Dismiss for Failure to Prosecute the previously disclosed shareholder class action lawsuit against EPIX.  Judge Saris issued the dismissal without prejudice after a hearing yesterday afternoon.

About EPIX

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EPIX Pharmaceuticals’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the possibility that these or other plaintiffs will file additional actions against the Company based on the same claims that were dismissed without prejudice and the possibility that the decision made by Judge Saris will be appealed.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EPIX Pharmaceuticals undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional information regarding these and other risks faced by EPIX Pharmaceuticals, see the disclosure contained in EPIX Pharmaceuticals’ periodic reports filed with the Securities and Exchange Commission, including but not limited to EPIX Pharmaceuticals’ Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q.

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